Exhibit 15.4
[Letterhead of PricewaterhouseCoopers Zhong Tian CPAs Limited Company]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-127700, No. 333-156306 and No. 333-168780) of The9 Limited of our report dated July 15, 2009, except for the effects of the change in presentation of noncontrolling interest discussed in note 2 as to which the date is April 16, 2010 relating to the consolidated financial statements for the year ended December 31, 2008, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shanghai, the People’s Republic of China
April 7, 2011